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                                   EXHIBIT 5.1

               Letterhead of Mayor, Day, Caldwell & Keeton, L.L.P.


                                  June 6, 1996

Outdoor Systems, Inc.
2502 N. Black Canyon Hwy.
Phoenix, Arizona 85009

                  Re:      Outdoor Systems, Inc. 1996 Omnibus Plan

Dear Sirs:

         We have acted as counsel for Outdoor Systems, Inc., a Delaware corporation (the "Company"), in connection with the Company's proposed offering and sale of up to 897,047 shares of its Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the Company's 1996 Omnibus Plan (the "Plan").

         In connection therewith, we have examined, among other things, the Third Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and the relevant corporate proceedings with respect to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Common Stock under the Securities Act of 1933, as amended (the "Registration Statement").

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the shares of Common Stock to be issued by the Company, when issued in accordance with the Plan and the terms of any agreements governing the grants of Incentive Awards thereunder, and subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended, and compliance with applicable state securities laws, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                           Very truly yours,



                                           MAYOR, DAY, CALDWELL & KEETON, L.L.P.



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